Exhibit 23.0

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-56161, 333-49732, 333-121073, 333-128441 and 333-157567 on Form S-8 of Sempra Energy, of our reports dated June 29, 2010, relating to the financial statements and supplemental schedules appearing in this Annual Report on Form 11-K of Sempra Energy Savings Plan; Southern California Gas Company Retirement Savings Plan; San Diego Gas & Electric Company Savings Plan; Mesquite Power LLC Savings Plan; Mobile Gas Service Corporation Employee Savings Plan; and Mobile Gas Service Corporation Bargaining Unit Employee Savings Plan for the year ended December 31, 2009.

/s/ DELOITTE & TOUCHE LLP

San Diego, California

June 29, 2010